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May 15, 2025
TXO Partners, L.P.
400 West 7th Street
Fort Worth, Texas 76102

Re: Registration Statements on Form S-3 (Registration Nos. 333-277671 and 333-281885); 13,416,667 common units representing limited partnership interests
To the addressee set forth above:
We have acted as special counsel to TXO Partners, L.P., a Delaware limited partnership (the “Partnership”), in connection with the proposed issuance of up to 13,416,667 common units representing limited partnership interests in the Partnership (the “Common Units”), including up to 1,750,000 Common Units issuable upon the exercise of the underwriter’s option to purchase additional Common Units. The Common Units are included in two registration statements on Form S–3 under the Securities Act of 1933, as amended (the “Act”), filed with the Securities and Exchange Commission (the “Commission”) on March 5, 2024 and August 30, 2024 (Registration Nos. 333-277671 and 333-281885, respectively, as so filed and as amended, the “Registration Statements”), a base prospectus dated September 11, 2024 (the “Base Prospectus”) and a prospectus supplement dated May 13, 2025 filed with the Commission pursuant to Rule 424(b) under the Act (together with the Base Prospectus, the “Prospectus”).

May 15, 2025 Page 2
The Common Units are being sold pursuant to an underwriting agreement dated May 13, 2025 by and among Raymond James & Associates, Inc. and Stifel, Nicolaus & Company, Incorporated, as representatives of the several underwriters listed on Schedule I therein, TXO Partners GP, LLC, a Delaware limited liability company and the general partner of the Partnership, and the Partnership (the “Underwriting Agreement”). This opinion is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statements or related Prospectus, other than as expressly stated herein with respect to the issue of the Common Units.
As such counsel, we have examined such matters of fact and questions of law as we have considered appropriate for purposes of this letter. With your consent, we have relied upon certificates and other assurances of officers of the general partner of the Partnership and others as to factual matters without having independently verified such factual matters. We are opining herein as to the Delaware Revised Uniform Limited Partnership Act (the “DRULPA”) and we express no opinion with respect to any other laws.
Subject to the foregoing and the other matters set forth herein, it is our opinion that, as of the date hereof, when the Common Units shall have been duly registered on the books of the transfer agent and registrar therefor in the name or on behalf of the purchasers, and have been issued by the Partnership against payment therefor in the circumstances contemplated by the Underwriting Agreement, the issue and sale of the Common Units will have been duly authorized by all necessary limited partnership action of the Partnership, and such Common Units will be validly issued and, under the DRULPA, purchasers of the Common Units will have no obligation to make further payments for their purchase of Common Units or contributions to the Partnership solely by reason of their ownership of Common Units or their status as limited partners of the Partnership, and no personal liability for the obligations of the Partnership, solely by reason of being limited partners of the Partnership.
This opinion is for your benefit in connection with the Registration Statements and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Act. We consent to your filing this opinion as an exhibit to the Partnership’s Form 8-K dated May 14, 2025 and to the reference to our firm in the Prospectus under the heading “Legal Matters.” In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.
Sincerely,

/s/ Latham & Watkins LLP